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                                                                      EXHIBIT 12

               LEGGETT AND PLATT, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in millions of dollars)

                                        Nine Months              Twelve Months Ended
                                           Ended                     December 31,
                                          9/30/00     1999      1998      1997      1996      1995
                                         ----------------------------------------------------------
Earnings
  Income from continuing operations
      before income tax                  $  347.1    $462.6    $395.6    $333.3    $249.7    $220.6

 Interest expense (excluding
   amount capitalized)                       49.4      43.0      38.5      31.8      30.0      30.4

 Portion of rental expense under
   operating leases representative
   of an interest factor                      7.1       8.2       6.7       6.1       5.5       5.1
                                         ----------------------------------------------------------

Total earnings                           $  403.6    $513.8    $440.8    $371.2    $285.2    $256.1
                                         ==========================================================

Fixed charges
 Interest expense
   (including amount capitalized)        $   50.2    $ 44.0    $ 39.2    $ 32.7    $ 31.0    $ 31.4

 Portion of rental expense under
   operating leases representative
   of an interest factor                      7.1       8.2       6.7       6.1       5.5       5.1
                                         ----------------------------------------------------------

Total fixed charges                      $   57.3    $ 52.2    $ 45.9    $ 38.8    $ 36.5    $ 36.5
                                         ==========================================================

Ratio of earnings to fixed charges            7.0       9.8       9.6       9.6       7.8       7.0
                                         ==========================================================


Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.